Exhibit 10.5

SECOND EXTENSION OF SHARE PURCHASE AGREEMENT

This Second Extension of Share Purchase Agreement (the “Second Extension”) to that certain Share Purchase Agreement dated as of February 10, 2021 (the “Agreement”) is effective as of August 31, 2021 (“Effective Date”) and is by and among D.S Raider Ltd., a company incorporated under the laws of Israel (“Company”); the persons and entities listed in Schedule I hereto (“Selling Shareholders”); and EZRAIDER Global, Inc., a company incorporated under the laws of the State of Nevada (“Purchaser”) (each of Company, Selling Shareholders and Purchaser, “Party”, and collectively, “Parties”).

Whereas, on February 10, 2021 the Company, Selling Shareholders and Purchaser enetred into the Agreement, in substantially the form attached hereto as Exhibit A; and

Whereas, the Agreement provided that Closing would occur on April 1, 2021 the latest; and

Whereas, on March 30, 2021 the Purchaser delivered to the Company a written proposal to extend the Closing by 45 (forty five), in substantially the form attached hereto as Exhibit B (the “Extension”) and March 31, 2021 the Board resolved to approve the Extention; and

Whereas, the Purchaser failed to meet the terms of the Extention and therafter on May 27, 2021, the Excrow Agent released the Escrow Amount to the Company; and

Whereas, on July 29, 2021 the Purchaser delivered to the Company an additional proposal to further extend the Closing Date to December 31, 2021, subject to payment of US$3,850,000 (including the Escrow Amount) not later than 14 (fourteen) days from approval of Additional Extention by the shareholders.

Now, Therefore, the parties hereto hereby agree as follows:

1.           interpretations

Capitalized terms used in this Second Extension (including the preamble) but not defined herein shall have the same meanings set forth in the Agreement.

2.           Extension of the Agreement and Closing Date

2.1.          Not later than 14 (fourteen) days from the date that Company notifies Purchaser in writing that the Selling Shareholders and Company have executed this Second Extension (which notice will constitute a written 14 day notice to the Purchase)(“Due Date”) Purchaser shall pay the Company an aggregate amount of US$ 3,350,000 (three million three hundred fifty thousand United States Dollars) (“Milestone Payment”) (Milestone Payment together with the Escrow Amount, shall be referred to herein as the “Investment Amount”). For the avoidance of any doubt, the Investment Amount shall be credited towards the applicable Working Capital and Additional Fundraising amounts as provided for in Section 3.2 and 9.8 of the Agreement.

2.2.          Against receipt of the full Investment Amount by the Company, Company shall issue to Purchaser 294,103 Ordinary Shares of the Company NIS 0.01 each at a per share price based on US$55,000,000 pre-money Company valuation. For the avoidance of any doubt, the Shares allocated in accordance with this sub-clause shall not be entitled to the Consideration paid to the Selling Shareholders according to the Agreement.

2.3.          Upon full and timely payment of the Milestone Payment the Closing Date shall be extended until December 31, 2021.

2.4.          In the event the Purchaser shall fail to (i) pay the Milestone Payment on or prior to the Due Date, or (ii) notwithstanding payment of the Milestone Payment, the Escrow Amount or the Investment Amount, consummate Closing by December 31, 2021, , as the case may be, the Agreement shall terminate forthwith. The above-mentioned investment shall survive termination.

2.5.          In the event this Second Extension and the Agreement terminate pursuant to Section 2.4 above, if at all, such termination shall be final and irrevocable and the Purchaser hereby irrevocably waives by virtue of signing this Second Extension any claim or right it may have pursuant to the Agreement or this Second Extension; and the Purchaser acknowledges and agrees that under no circumstances will the Closing date be further extended beyond December 31, 2021, unless mutually agreed upon by the parties and in the event that one side does not agree to any further extension to the Closing Date, such action will not be considered as bad faith.

2.6.          Prior to the Closing Date, the Purchaser shall deliver to the Company and the Selling Shareholders an updated capitalization table of the Purchaser, attached hereto as Schedule 2.6a and the Company shall deliver to the Purchaser and to the Selling Shareholders an Updated capitalization table of the Company, attached hereto as Schedule 2.6b.

2.7.          Prior to the Closing Date, the Company shall deliver to the Purchaser and the Selling Shareholders true and correct copies of updated resolutions of the board of directors of the Company and the general meeting of the Company, in the form attached hereto as Schedule 2.7, approving (i) the execution, delivery and performance by the Company of this Second Extension and all documents and agreements ancillary to the Second Extension, including any and all of the Schedules and Exhibits hereto to which the Company is a party.

2.8.          Prior to the Closing Date, the Purchaser shall deliver to the Company and the Selling Shareholders true and correct copies of updated resolutions of the board of directors of the Purchaser and the general meeting of the Purchaser, in the form attached hereto as Schedule 2.8, approving (i) the execution, delivery and performance by the Purchaser of this Second Extension and all documents and agreements ancillary to the Second Extension, including any and all of the Schedules and Exhibits hereto to which the Purchaser is a party.

3.           Amendments and Additions

3.1.         Following Section 4.7 of the Agreement the following sections shall be added to the Agreement:

“4.8.       The Purchaser shall have completed its merger into EWasteCorp. (“E-Waste”) and as of the Closing Date, E-Waste’s shares are being publicly traded in the U.S. (OTC), and whereby the Selling Shareholders would be issued, post-closing, 21% of the traded shares of E-Waste following the completion of the E-Waste merger (the “E-Waste Merger”) without derogation to any terms of the Agreements stipulations,

4.9.        The Escrow Agent shall hold the Additional Consideration Shares after the completion of the Merger. At the earliest of, the Closing date or the day the Consideration shall be paid to the Escrow Agent for the benefit of the Selling Shareholders, the Purchaser shall cause E-Waste to issue the then most senior class of shares of E-Waste in exchange for the Additional Consideration Shares (the: “E-Waste Issued Shares”).

3.2.          Section 9.8 of the Agreement shall be deleted and replaced in its entirety by the following amended Section 9.8 to extend the additional fundraising date as follows:

“Additional Fund Raising. Not later than December 31, 2022 the Purchaser shall raise the difference between US$ 55,000,000 and the Closing Amount (“Balance Amount”) against issue equity. In the event Purchaser shall fail to raise the Balance Amount the number of the Additional Consideration Shares shall increase, as follows: (a) the number of the Additional Consideration Shares multiplied by (b) US$ 55,000,000 and divided by (c) the Closing Amount.

For example: if (i) actual aggregate amount raised through Dec. 31, 2022 - $45mm and (ii) purchaser issue 210,000 additional consideration shares (based on 21% of 1,000,000), then the adjusted number of the additional consideration shares will be:

55,000,000/45,000,000 x 210,000 = 256,667

Purchaser will issue additional 46,667 shares to the selling shareholders so their aggregate holding will reflect 24.52% in lieu of 21%.

The adjusted additional shares and the adjusted holding - 24.52% - will be entitled to further anti-dilution protection pursuant to Section 8.14 above until the purchaser raises $60mm in the aggregate, i.e., for the balance of $15mm ($60mm - $45mm)”

3.3.         Following Section 9.9 of the Agreement the following section shall be added to the Agreement:

“9.9A.     The Selling Shareholders shall have similar rights and obligations as those applicable to the shareholders of the Purchaser and of E-Waste upon completion of the proposed merger by Purchaser into the E-Waste Merger following the E-Waste Merger, and in any event, the Selling Shareholders shall have piggy-back registration rights for the shares allocated to the Selling Shareholders.

3.4.         The remaining provisions of the Agreement shall remain in effect, unless stated or implied otherwise in this Second Extension.

4.            Miscellaneous

4.1.         Assignment. Purchaser shall have the right to assign the Agreement and this Second Extension to E-Waste upon completion of the E-Waste Merger (the “Assignment”) and upon completion of the E-Waste Merger any shares issued by Purchaser hereunder shall be exchanged for E-Waste shares (in accordance with the terms of the E-Waste Merger) or any obligation of Purchaser to issue shares hereunder shall then be a reference to shares of E-Waste. Prior to the Assignment and as condition precedent to the Assignment Purchaser shall procure and secure E-Waste’s full and unconditional acceptance of all terms and conditions of the Agreement and this Second Extension.

4.2.         Entire Agreement. This Second Extension, together with the Agreement (and all exhibit and ancillaries thereto) constitute the full and entire agreement, covenants, promises and understandings between the parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the parties (or by either party to the other), written or oral, concerning the subject matter hereof and the terms applicable hereto. The terms stipulated in this Second Extension (including the representations and warranties provided hereunder) constitute an amendment to and an integral part of the Agreement for all intents and purposes and shall each read and be construed as one agreement or document for all intents and purposes. Unless expressly modified herein, all terms of the Agreement shall remain in full force and effect.

4.3.         No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

4.4.         Validity. Except as specifically provided herein, there are no other amendments to the Agreement. The Agreement, as amended hereby, shall continue in full force and effect and is hereby ratified and affirmed by the parties thereto. In the event of contradiction between any provision of the Agreement and this Second Extension as set forth herein, this Second Extension shall prevail.

4.5.         Further Assurances. The parties agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Second Extension, and to all matters, actions and transactions envisaged and contemplated herein including, filings with governmental or regulatory bodies, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

4.6.         Counterparts. This Second Extension may be executed in two or more counterparts, each of which is deemed to be an original and enforceable against the party actually executing such counterpart, and all of which together shall constitute one and the same instrument. Electronically (Portable Document Format - PDF) transmitted and facsimile transmitted signatures shall have the full force and effect of an original signature.

{Signature pages follow}

{Signature Page - August 31, 2021 Second Extension to Share Purchase Agreement}

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement as of the Effective Date first above written:

D.S Raider Ltd.		EZRAIDER Global, Inc.

By:	Michael (Miki) Bar	By:	Moshe Azarzar
Title:	CEO	Title:	CEO

By:		By:
Title:		Title:

Date:		Date:

{Selling Shareholders Signature Page - August 31, 2021 Second Extension to Share Purchase Agreement}

Shareholder	Signature
Abramov Erez	/s/ Abramov Erez
Bar Michael	/s/ Bar Michael
Binyamini Gad Yehushoa	/s/ Binyamini Gad Yehushoa
Assayag Nir	/s/ Assayag Nir
S.H Raider Limited Partnership	/s/ S.H Raider Limited Partnership
Oded Levy	/s/ Oded Levy
Ron Kahanov	/s/ Ron Kahanov
Hanany Group Ltd.	/s/ Hanany Group Ltd.
Shlomo Cohen	/s/ Shlomo Cohen
Hagit Buchwalter	/s/ Hagit Buchwalter
R. Buchwalter Commercial Equipment Ltd.	/s/ R. Buchwalter Commercial Equipment Ltd

Shareholder	Signature
Gideon Stein	/s/ Gideon Stein
Osnat Levav	/s/ Osnat Levav
Zamir Eldar	/s/ Zamir Eldar
Ido Grinberg	/s/ Ido Grinberg
Amiram Peleg	/s/ Amiram Peleg
George Frenkel	/s/ George Frenkel
Luna Holdings (Shachar Yeori)	/s/ Luna Holdings (Shachar Yeori)
Avi Kleid	/s/ Avi Kleid
Chanoch and Dan Keinan	/s/ Chanoch and Dan Keinan
MK Aurum Holdings	/s/ MK Aurum Holdings
Ron Pfeifer	/s/ Ron Pfeifer
Ariel Haimann	/s/ Ariel Haimann
Aderet - Ehud Katz Insurance Agency	/s/ Aderet - Ehud Katz Insurance Agency

Shareholder	Signature
Chaim Eldar	/s/ Chaim Eldar
Hamburger Evron & Co., Law Offices	/s/ Hamburger Evron & Co., Law Offices
Makrob Nicolay	/s/ Makrob Nicolay
Peleg Amir	/s/ Peleg Amir
Alcalai Amit	/s/ Alcalai Amit
Dror Dotan	/s/ Dror Dotan
Paz Avigail	/s/ Paz Avigail
Kaufman Shlomi	/s/ Kaufman Shlomi
Michal Titelman	/s/ Michal Titelman
Omri Kohen	/s/ Omri Kohen
Avi Monina	/s/ Avi Monina
Sagi Sadan	/s/ Sagi Sadan
Doron Shmulovitz	/s/ Doron Shmulovitz

Shareholder	Signature
Idan Elas	/s/ Idan Elas
Omri Sidur	/s/ Omri Sidur
Zvi Har Zeev	/s/ Zvi Har Zeev